EXHIBIT A

                        INTERPOINT CORPORATION
                   1995 STOCK OPTION AND AWARD PLAN
             As Amended and Restated on December 6, 1995


	SECTION 1.	PURPOSE

	The purpose of the Interpoint Corporation 1995 Stock Option and Award Plan, as amended and restated (the "Plan"), is to enhance the long-term profitability and shareholder value of Interpoint Corporation, a Washington corporation (the "Company"), by offering incentives and rewards to those employees, directors, officers, consultants, agents, advisors and independent contractors of the Company and its Subsidiaries (as defined in Section 2 below) who are key to the Company's growth and success, and to encourage them to remain in the service of the Company and its Subsidiaries and to acquire and maintain stock ownership in the Company.

		SECTION 2.	DEFINITIONS

	For purposes of the Plan, the following terms shall be defined as set forth below:

2.1	Award

	"Award" means an award or grant made to a Participant pursuant to the Plan.

2.2	Board

	"Board" means the Board of Directors of the Company.

2.3	Cause

	"Cause" means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Plan Administrator, and its determination shall be conclusive and binding.

2.4	Code

	"Code" means the Internal Revenue Code of 1986, as amended from time to time.

2.5	Common Stock

	"Common Stock" means the common stock, no par value, of the Company.

2.6	Corporate Transaction

	"Corporate Transaction" means any of the following events:

		(a)	Approval by the holders of the Common Stock of any
merger or consolidation of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Common Stock are converted into cash, securities or other property, other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger;

		(b)	Approval by the holders of the Common Stock of any
sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company's assets other than a transfer of the Company's assets to a majority-owned subsidiary corporation (as the term "subsidiary corporation" is defined in Section 8.3 of the Plan) of the Company; or

		(c)	Approval by the holders of the Common Stock of any
plan or proposal for the liquidation or dissolution of the Company.

2.7	Disability

	"Disability" means "disability" as that term is defined for purposes of Section 22(e)(3) of the Code.

2.8	Eligible Director

	"Eligible Director" means a member of the Board who is not also an employee of the Company or any "parent corporation" or "subsidiary corporation" (as those terms are defined in Section
8.3 of the Plan) of the Company.

2.9	Exchange Act

	"Exchange Act" means the Securities Exchange Act of 1934, as amended.

2.10	Fair Market Value

	"Fair Market Value" shall be as established in good faith by the Plan Administrator or (i) if the Common Stock is listed on the Nasdaq National Market, the closing price for the Common
Stock as reported by the Nasdaq National Market for a single trading day or (ii) if the Common Stock is listed on the New York Stock Exchange, the mean of the high and low per share trading prices for the Common Stock as reported in The Wall Street
Journal for the New York Stock Exchange--Composite Transactions
(or similar successor consolidated transactions reports) for a single trading day.

2.11	Good Reason

	"Good Reason" means the occurrence of any of the following events or conditions:

		(a)	a change in the Holder's status, title, position
or responsibilities (including reporting responsibilities) that, in the Holder's reasonable judgment, represents a substantial reduction of the status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Holder of any duties or responsibilities that, in the Holder's reasonable judgment, are inconsistent with such status, title, position or responsibilities; or any removal of the Holder from or failure to reappoint or reelect the Holder to any of such positions, except in connection with the termination of the Holder's employment for Cause, for Disability or as a result of his or her death, or by the Holder other than for Good Reason;

		(b)	a reduction in the Holder's annual base salary;

		(c)	the Company's requiring the Holder (without the
Holder's consent) to be based at any place outside a 35-mile radius of his or her place of employment prior to a Corporate
Transaction, except for reasonably required travel on the Company's business that is not materially greater than such travel requirements prior to the Corporate Transaction;

		(d)	the Company's failure to (i) continue in effect
any material compensation or benefit plan (or the substantial equivalent thereof) in which the Holder was participating at the time of a Corporate Transaction, including, but not limited to, the Plan, or (ii) provide the Holder with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program and practice as in effect immediately prior to the Corporate Transaction (or as in effect following the Corporate
Transaction, if greater);

		(e)	any material breach by the Company of any
provision of the Plan; or

		(f)	any purported termination of the Holder's
employment or service for Cause by the Company that does not comply with the terms of the Plan.

2.12	Grant Date

	"Grant Date" means (i) the date designated in a resolution of the Plan Administrator as the date an Award is granted, (ii) if the Plan Administrator does not designate the Grant Date in the resolution, the date the Plan Administrator adopted the resolution, or (iii) the date an option is automatically granted pursuant to Section 9 of the Plan.

2.13	Holder

	"Holder" means the Participant to whom an Award is granted, or the personal representative of a Holder who has died.

2.14	Incentive Stock Option

	"Incentive Stock Option" means an option to purchase Common Stock granted under Section 7 of the Plan with the intention that it qualify as an "incentive stock option" as that term is defined in Section 422 of the Code.

2.15	Nonqualified Stock Option

	"Nonqualified Stock Option" means an option to purchase
Common Stock granted under Section 7 of the Plan other than an Incentive Stock Option.

2.16	Option

	"Option" means the right to purchase Common Stock granted under Sections 7 or 9 of the Plan.

2.17	Participant

	"Participant" means an individual who is a Holder of an Award.

2.18	Plan Administrator

	"Plan Administrator" means the Board or any committee of the Board designated to administer the Plan under Section 3.1 of the Plan

2.19	Subsidiary

	"Subsidiary," except as expressly provided otherwise, means any entity that is directly or indirectly controlled by the Company or in which the Company has a significant ownership interest, as determined by the Plan Administrator, and any entity that may become a direct or indirect parent of the Company.

		SECTION 3.	ADMINISTRATION

3.1	Plan Administrator

	The Plan shall be administered by the Board or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more members of, the Board; provided, however, that so long as the Company is subject to Rule 16b-3 promulgated under Section 16(b) of the Exchange Act as in effect prior to May 1, 1991, such committee shall consist of at least three members of the Board. The Board may delegate the responsibility for administering the Plan with respect to designated classes of eligible Participants to different committees or, with respect to grants made to newly hired individuals other than persons subject to Section 16(b) of the Exchange Act, to one or more officers of the Company, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time. Notwithstanding the foregoing, the administration of the Plan with respect to officers and directors of the Company who are subject to Section 16 of the Exchange Act with respect to securities of the Company shall comply with the requirements of Rule 16b-3 under the Exchange Act as then applicable to the Company's employee benefit plans.

3.2	Administration and Interpretation by the Plan Administrator

	Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Awards under the Plan, including the selection of individuals to be granted Awards, the type of Awards, the number of shares of Common Stock subject to an Award, all terms, conditions, restrictions and limitations, if any, of an Award and the terms of any instrument that evidences the Award. The Plan
Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the Plan's administration. The Plan Administrator's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company's officers as it so determines.

		SECTION 4.	STOCK SUBJECT TO THE PLAN

4.1	Authorized Number of Shares

	Subject to adjustment from time to time as provided in
Section 12.1 of the Plan, a maximum of 100,000 shares of Common Stock shall be available for issuance under the Plan. Shares issued under the Plan shall be drawn from authorized and unissued shares.

4.2	Limitations

	Subject to adjustment from time to time as provided in
Section 12.1 of the Plan, not more than 50,000 shares of Common Stock may be made subject to Awards under the Plan to any individual Participant in the aggregate in any one fiscal year of the Company, such limitation to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code.

4.3	Reuse of Shares

	Any shares of Common Stock that have been made subject to an Award that cease to be subject to the Award (other than by reason of exercise), including, without limitation, in connection with the cancellation of an Award and the grant of a replacement
Award, shall again be available for issuance in connection with future grants of Awards under the Plan.

		SECTION 5.	ELIGIBILITY

	Awards may be granted under the Plan to those officers, directors and key employees of the Company and its Subsidiaries as the Plan Administrator from time to time selects; provided, however, that Eligible Directors shall be eligible to receive Awards only under Section 9 of the Plan. Awards may also be made to consultants, agents, advisors and independent contractors who provide services to the Company and its Subsidiaries.

		SECTION 6.	AWARDS

6.1	Form and Grant of Awards

	The Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of Awards to be made under the Plan. Such Awards shall consist of Incentive Stock
Options and Nonqualified Stock Options.

6.2	Acquired Company Awards

	Notwithstanding anything in the Plan to the contrary, the Plan Administrator may grant Awards under the Plan in substitution for awards issued under other plans, or assume under the Plan awards issued under other plans, if the other plans are or were plans of other entities ("Acquired Entities")(or the parent of the Acquired Entity) and the new Award is substituted, or the old award is assumed, by reason of a merger, consolidation, acquisition of property or of stock, reorganization or liquidation (the "Acquisition Transaction").
In the event that a written agreement pursuant to which the Acquisition Transaction is completed is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, said terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such Awards shall be deemed to be Participants and Holders.

		SECTION 7.	AWARDS OF OPTIONS

7.1	Grant of Options

	The Plan Administrator is authorized under the Plan, in its sole discretion, to issue Options as Incentive Stock Options or as Nonqualified Stock Options, which shall be appropriately designated.

7.2	Option Exercise Price

	The exercise price for shares purchased under an Option shall be as determined by the Plan Administrator, but shall not be less than 100% of the Fair Market Value of the Common Stock on the Grant Date.

7.3	Term of Options

	The term of each Option shall be as established by the Plan Administrator or, if not so established, shall be five years from the Grant Date.

7.4	Exercise of Options

	The Plan Administrator shall establish and set forth in each instrument that evidences an Option the time at which or the installments in which the Option shall become exercisable, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option will become exercisable according to the following schedule, which may be waived or modified by the Plan Administrator at any time:

 Period of Holder's Continuous             Percent of
 Employment or	Service with the           Total Option
  Company or Its Subsidiaries               That Is
   From the Option Grant Date              Exercisable
        After 1 year                           25%
        After 2 years                          50%
        After 3 years                          75%
        After 4 years                         100%


	To the extent that the right to purchase shares has accrued thereunder, an Option may be exercised from time to time by written notice to the Company, in accordance with procedures established by the Plan Administrator, setting forth the number of shares with respect to which the Option is being exercised and accompanied by payment in full as described in Section 7.5 of the Plan.

7.5	Payment of Exercise Price

	The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid in cash or check and/or one or more of the following alternative forms: (i) Common Stock already owned by the Holder for at least six months (or any shorter period necessary to avoid a charge to the Company's earnings for financial reporting purposes) having a Fair Market Value on the day prior to the exercise date equal to the aggregate Option exercise price or (ii) if the Common Stock is publicly traded, delivery of a properly executed exercise notice, together with irrevocable instructions, to (a) a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise and (b) the Company to deliver the certificates for such purchased shares directly to such brokerage firm, all in accordance with the regulations of the Federal Reserve Board.

7.6	Post-Termination Exercises

	The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option will continue to be exercisable, and the terms and conditions of such exercise, if a Holder ceases to be employed by, or to provide services to, the Company or its Subsidiaries, which provisions may be waived or modified by the Plan Administrator at any time.
If not so established in the instrument evidencing the Option, the Option will be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time. In case of termination of the Holder's employment or services other than by reason of death or Cause, the Option shall be exercisable, to the extent of the number of shares purchasable by the Holder at the date of such termination, only within three months after the date of such termination for reasons other than Disability and only within one year after the date of such termination by reason of Disability, but in no event later than the remaining term of the Option. Any Option exercisable at the time of the Holder's death may be exercised, to the extent of the number of shares purchasable by the Holder at the date of the Holder's death, by the personal representative of the Holder's estate entitled thereto at any time or from time to time within one year after the date of death, but in no event later than the remaining term of the Option. In case of termination of the Holder's employment or services for Cause, the Option shall automatically terminate upon first notification to the Holder of such termination, unless the Plan Administrator determines otherwise. If a Holder's employment or services with the Company are suspended pending an investigation of whether the Holder shall be terminated for Cause, all the Holder's rights under any Option likewise shall be suspended during the period of investigation. A transfer of employment or services between or among the Company and its Subsidiaries shall not be considered a termination of employment or services. Unless the Plan Administrator determines otherwise, a leave of absence approved in accordance with Company procedures shall not be considered a termination of employment or services, except that with respect to Incentive Stock Options such leave of absence shall be subject to any requirements of Section 422 of the Code.

		SECTION 8.	INCENTIVE STOCK OPTION LIMITATIONS

	To the extent required by Section 422 of the Code, Incentive Stock Options shall be subject to the following additional terms and conditions:

8.1	Dollar Limitation

	To the extent the aggregate Fair Market Value (determined as of the Grant Date) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000, such portion in excess of $100,000 shall be treated as a Nonqualified Stock Option, unless such annual limitation is modified or eliminated under Code
Section 422. In the event the Participant holds two or more such Options that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Options are granted.

8.2	10% Shareholders

	If a Participant owns 10% or more of the total voting power of all classes of the Company's stock, then the exercise price per share of an Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Common Stock on the Grant
Date and the Option term shall not exceed five years.

8.3	Eligible Employees

	Individuals who are not employees of the Company or one of its parent corporations or subsidiary corporations may not be granted Incentive Stock Options. For purposes of this Section
8.3 of the Plan, "parent corporation" and "subsidiary corporation" shall have the meanings attributed to those terms for purposes of Section 422 of the Code.

8.4	Term

	The term of an Incentive Stock Option shall not exceed 10 years.

8.5	Exercisability

	An Option designated as an Incentive Stock Option must be exercised within three months after termination of employment for reasons other than death to qualify for Incentive Stock Option tax treatment, except that in the case of termination of employment due to Disability, such Option must be exercised within one year after such termination.

8.6	Taxation of Incentive Stock Option

	In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Participant must hold the shares issued upon the exercise of an Incentive Stock Option for two years after the date of grant of the Incentive Stock Option and one year from the date of exercise. A Participant may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Committee may require a Participant to give the Company prompt notice of any disposition of shares acquired by the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

		SECTION 9.	AWARDS OF OPTIONS TO
				NONEMPLOYEE DIRECTORS

	Notwithstanding any other provision of the Plan to the contrary, grants to Eligible Directors shall be made only pursuant to the terms and conditions set forth below. All grants made under this Section 9 prior to shareholder approval of the Plan shall be subject to such shareholder approval.

9.1	Original Grants

	Each Eligible Director who is in office on the date the Plan is adopted by the Board shall automatically receive a grant of an Option to purchase 500 shares of Common Stock immediately following the Board's adoption of the Plan ("Original Grants"). Original Grants shall vest and become exercisable upon the optionee's continued service as a director until the Company's first Annual Meeting of Shareholders after the Grant Date.

9.2	Annual Grants

	Commencing with the Company's 1996 Annual Meeting of Shareholders, each Eligible Director shall automatically receive a grant of an Option to purchase 500 shares of Common Stock immediately following each year's Annual Meeting of Shareholders ("Annual Grants"). Annual Grants shall vest and become exercisable upon the optionee's continued service as a director until the next Annual Meeting of Shareholders after the Grant Date.

9.3	Initial Grants

	Each Eligible Director shall automatically receive a grant of an Option to purchase 5,500 shares of Common Stock immediately following his or her initial election or appointment to the Board ("Initial Grants"). Initial Grants shall vest and become exercisable as follows: Options for 1,375 shares shall become exercisable on and after one year after the Grant Date, and Options for an additional 1,375 shares shall become exercisable on and after each of the three succeeding anniversaries of the Grant Date.

9.4	Nonqualified Stock Options; Term of Options

	Options granted to an Eligible Director under the Plan shall constitute Nonqualified Stock Options. The term of each Option granted under this Section 9 shall be five years from the Grant
Date.

9.5	Option Exercise Price

	The exercise price for shares purchased under an Option granted under this Section 9 shall be the Fair Market Value of the Common Stock on the Grant Date.

9.6	Post-Termination Exercises

	In case of termination of the Holder's services other than by reason of death or Cause, the Option shall be exercisable, to the extent of the number of shares purchasable by the Holder at the date of such termination, only within three months after the date the Holder ceases to be director of the Company if such termination is for reasons other than Disability and only within one year if such termination is by reason of Disability, but in no event later than the remaining term of the Option. Any Option exercisable at the time of the Holder's death may be exercised, to the extent of the number of shares purchasable by the Holder at the date of the Holder's death, by the personal representative of the Holder's estate entitled thereto at any time or from time to time within one year after the date of death, but in no event later than the remaining term of the Option. In case of termination of the Holder's services for Cause, the Option shall automatically terminate upon first notification to the Holder of such termination. If a Holder's services with the Company are suspended pending an investigation of whether the Holder shall be terminated for Cause, all the Holder's rights under any Option likewise shall be suspended during the period of investigation.

9.7	Corporate Transaction

	In the event of any Corporate Transaction, each Option that is at the time outstanding shall automatically accelerate so that each such Option shall, immediately prior to the specified effective date for the Corporate Transaction, become 100% vested, except that such acceleration will not occur if, in the opinion of the Company's accountants, it would render unavailable
"pooling of interests" accounting for a Corporate Transaction that would otherwise qualify for such accounting treatment. All such Options not exercised prior to that time shall terminate and cease to remain outstanding immediately following the consummation of the Corporate Transaction.

9.8	Availability of Shares

	The Options provided for in this Section 9 are subject to the availability of shares under the Plan. If at the date of any grant under this Section 9 there are insufficient shares of Common Stock available to satisfy the grants in whole, then the shares available shall be divided by the number of Eligible Directors then entitled to a grant and each such Eligible Director shall be granted an Option for that number of shares.

9.9	Other Terms Applicable

	Except as otherwise provided in this Section 9, Options granted to Eligible Directors shall be subject to the terms and conditions of the Plan applicable to other Participants.

		SECTION 10.	LOANS, LOAN GUARANTEES AND INSTALLMENT
				PAYMENTS

	To assist a Holder (including a Holder who is an officer or director of the Company) in acquiring shares of Common Stock pursuant to an Award granted under the Plan other than an Option granted pursuant to Section 9 of the Plan, the Plan Administrator may authorize, either at the Grant Date or at any time before the acquisition of Common Stock pursuant to the Award, (i) the extension of a loan to the Holder by the Company, (ii) the payment by the Holder of the purchase price, if any, of the Common stock in installments, or (iii) the guarantee by the Company of a loan obtained by the grantee from a third party.
The terms of any loans, installment payments or guarantees, including the interest rate and terms of repayment, will be subject to the Plan Administrator's discretion. Loans, installment payments and guarantees may be granted with or without security. The maximum credit available is the purchase price, if any, of the Common Stock acquired plus the maximum federal and state income and employment tax liability that may be incurred in connection with the acquisition.

		SECTION 11.	ASSIGNABILITY

	No Option granted under the Plan may be assigned or transferred by the Holder other than by will or by the laws of descent and distribution, and during the Holder's lifetime, such Awards may be exercised only by the Holder. Notwithstanding the foregoing, with respect to Awards other than Options granted pursuant to Section 9 of the Plan, and to the extent permitted by Rule 16b-3 under the Exchange Act and Section 422 of the Code, the Plan Administrator, in its sole discretion, may permit such assignment, transfer and exercisability and may permit a Holder of such Awards to designate a beneficiary who may exercise the Award after the Holder's death. With respect to Options granted pursuant to Section 9 of the Plan, and to the extent permitted by Rule 16b-3 under the Exchange Act as then applicable to the Company's employee benefit plans, such Options may be transferred or assigned by gift or other transfer to either (i) any trust or estate in which the original award recipient or such person's spouse or other immediate family member has a substantial beneficial interest or (ii) a spouse or other immediate family member, provided that such a transfer would continue to require such awards to be disclosed pursuant to Item 403 of Regulation S-K under the Securities Act of 1933, as amended.

		SECTION 12.	ADJUSTMENTS

12.1	Adjustment of Shares

	In the event that at any time or from time to time a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company's corporate or capital structure results in (i) the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of securities of the Company or of any other corporation or (ii) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Common Stock of the Company, then the Plan Administrator shall make proportional adjustments in (a) the maximum number and class of securities subject to the Plan as set forth in Section 4.1 of the Plan, (b) the number and class of securities that may be made subject to individual Awards as set forth in Section 9 of the Plan, and (c) the number and class of securities subject to any outstanding Award made pursuant to Section 9 of the Plan and the per share price of such securities, without any change in the aggregate price to be paid therefore, and the Plan Administrator, in its sole discretion, shall make such equitable adjustments as it shall deem appropriate in the circumstances in (y) the maximum number and class of securities that may be made subject to Awards to any individual Participant as set forth in Section 4.2 of the Plan and (z) the number and class of securities that are subject to any outstanding Award (other than Options granted pursuant to Section 9 of the Plan) and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding.

12.2	Corporate Transaction

	Except as otherwise provided in the instrument that evidences the Award, in the event of any Corporate Transaction, each Option that is at the time outstanding shall automatically accelerate so that each such Award shall, immediately prior to the specified effective date for the Corporate Transaction, become 100% vested, except that such acceleration will not occur if in the opinion of the Company's accountants it would render unavailable "pooling of interest" accounting for a Corporate Transaction that would otherwise qualify for such accounting treatment. Except for Options granted pursuant to Section 9 of the Plan, such Award shall not so accelerate if and to the extent: (i) such Award is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable award for the purchase of shares of the capital stock of the successor corporation or its parent corporation, (ii) such Award is to be replaced with a cash incentive program of the successor corporation that preserves the spread existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such Award, or (iii) the acceleration of such Award is subject to other limitations imposed by the instrument evidencing the Award. The determination of Award comparability under clause (i) above shall be made by the Plan Administrator, and its determination shall be conclusive and binding. All such Awards shall terminate and cease to remain outstanding immediately following the consummation of the Corporate Transaction, except to the extent such Awards (other than Options granted pursuant to Section 9 of the Plan) are assumed by the successor corporation or its parent corporation. Any such Awards that are assumed or replaced in the Corporate Transaction and do not otherwise accelerate at that time shall be accelerated in the event the Holder's employment or services should subsequently terminate within two years following such Corporate Transaction, unless such employment or services are terminated by the Company for Cause or by the Holder voluntarily without Good Reason. Notwithstanding the foregoing, no Incentive Stock Option shall become exercisable pursuant to this Section 12.2 without the Holder's consent, if the result would be to cause such Option not to be treated as an Incentive Stock Option (whether by reason of the annual limitation described in Section 8.1 of the Plan or otherwise).

12.3	Further Adjustment of Awards

	Subject to the preceding Section 12.2 of the Plan, the Plan Administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change in control of the Company, as defined by the Plan Administrator, to take such further action as it determines necessary or advisable, and fair and equitable to Participants, with respect to Awards (other than Options granted pursuant to Section 9 of the Plan). Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, alternate forms and amounts of payments and other modifications, and the Plan Administrator may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants.
The Plan Administrator may take such actions before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation or change in control that is the reason for such action.

12.4	Limitations

	The grant of Awards will in no way affect the Company's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

		SECTION 13.	WITHHOLDING OF TAXES

	The Company may require the Holder to pay to the Company the amount of any withholding taxes that the Company is required to withhold with respect to the grant or exercise of any Award

		SECTION 14.	AMENDMENT AND TERMINATION OF PLAN

14.1	Amendment of Plan

	The Plan may be amended by the shareholders of the Company. The Board may also amend the Plan in such respects as it shall deem advisable; however, to the extent required for compliance with Rule 16b-3 under the Exchange Act, Section 422 of the Code or any applicable law or regulation, shareholder approval will be required for any amendment that will (i) increase the total number of shares as to which Awards may be granted under the Plan, (ii) materially modify the class of persons eligible to receive Awards, (iii) materially increase the benefits accruing to Participants under the Plan, or (iv) otherwise require shareholder approval under any applicable law or regulation. Notwithstanding the foregoing, to the extent required for compliance with Rule 16b-3 under the Exchange Act or any applicable law or regulation, no amendment with respect to
Section 9 of the Plan shall be made more than once every six months that would change the amount, price, timing or vesting of the Options, other than to comport to the changes in the Code, or the rules and regulations promulgated thereunder.

14.2	Termination of the Plan

	The Company's shareholders or the Board may suspend or terminate the Plan at any time. The Plan will have no fixed expiration date; provided, however, that no Incentive Stock Options may be granted more than 10 years after the Plan's effective date.

14.3	Consent of Holder

	The amendment or termination of the Plan shall not, without the consent of the Holder of any Award under the Plan, alter or impair any rights or obligations under any Award theretofore granted under the Plan.

		SECTION 15.	GENERAL

15.1	Notification

	The Plan Administrator shall promptly notify a Participant of an Award, and a written grant shall promptly be executed and delivered by or on behalf of the Company.

15.2	Continued Employment or Services; Rights in Awards

	Neither the Plan, participation in the Plan as a Participant nor any action of the Plan Administrator taken under the Plan shall be construed as giving any Participant, including any employee, officer or director of the Company any right to be retained in the employ of the Company or to continue service as an officer or director of the Company, or limit the Company's right to terminate the employment or services of the Participant.

15.3	Registration; Certificates for Shares

	The Company shall be under no obligation to any Participant to register for offering or resale under the Securities Act of 1933, as amended, or register or qualify under state securities laws, any shares of Common Stock issued under the Plan. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.

15.4	No Rights as a Shareholder

	No Award shall entitle the Holder to any dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Awards, free of all applicable restrictions.

15.5	Compliance With Laws and Regulations

	It is the Company's intention that, so long as any of the Company's equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, the Plan shall comply in all respects with Rule 16b-3 under the Exchange Act and, if any Plan provision is later found not to be in compliance with such Rule, the provision shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3. Notwithstanding anything in the Plan to the contrary, the Board, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants. Additionally, in interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an "incentive stock option" within the meaning of Section 422 of the Code.

15.6	Severability

	If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, it if cannot be so construed or deemed amended without, in the Plan Administrator's determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

		SECTION 16.	EFFECTIVE DATE

	The Plan's effective date is the date on which it is adopted by the Board, so long as it is approved by the Company's shareholders at any time within 12 months of such adoption or, if earlier, and to the extent required for compliance with Rule 16b-
3 under the Exchange Act, at the next annual meeting of the Company's shareholders after adoption of the Plan by the Board.